FORM 1-A

Offering Statement Under Regulation A (Tier 1)

COVER PAGE

DING688.COM, INC.
149-11 41st Ave
Flushing, NY 11354
Telephone: 917-470-5393
Website: https://ding688.com

Securities Offered: Common Stock, no par value

Shares Offered: 1,000,000 shares

Offering Price: $0.10 per share

Maximum Offering Amount: $100,000

Minimum Investment: $1,000

This Offering Circular is part of an Offering Statement filed with the U.S. Securities and Exchange Commission pursuant to Regulation A of the Securities Act of 1933.

No public market currently exists for our securities. There can be no assurance that a trading market will develop.

Investing in our securities involves a high degree of risk. See "Risk Factors."

PART I - NOTIFICATION

Exact Name of Issuer: Ding688.com, Inc.

Jurisdiction of Incorporation: New York

Date of Incorporation: November 7, 2025

Legal Form: Corporation

Principal Executive Offices:
149-11 41st Ave
Flushing, NY 11354

Fiscal Year End: October 31

CAPITALIZATION

Authorized Shares: 30,000,000 shares of Common Stock, no par value

Issued and Outstanding (Before Offering): 3,000,000 shares (held by Founder)

Founder Contribution: $3,000 total consideration

Cost per share: $0.001

Shares Offered in this Offering: Up to 1,000,000 shares

Maximum Aggregate Offering: $100,000

Total Shares Outstanding After Full Offering (if fully subscribed): 4,000,000 shares

Authorized but Unissued Shares After Full Offering: 26,000,000 shares

USE OF PROCEEDS

If fully subscribed, we expect to receive gross proceeds of $100,000.

We intend to use proceeds approximately as follows:

  Technology Development - 40%
  Marketing and User Acquisition - 30%
  Operations and Infrastructure - 20%
  Working Capital and General Corporate Purposes - 10%

DILUTION

Shares outstanding before offering: 3,000,000

If 1,000,000 shares are sold at $0.10 per share:

Gross proceeds: $100,000

Total shares outstanding after offering: 4,000,000

Net tangible book value before offering: $3,000

Pro forma net tangible book value after offering:
$3,000 + $100,000 = $103,000

Net tangible book value per share after offering:
$103,000 divided by 4,000,000 = $0.02575

Offering price per share: $0.10

Immediate dilution to investors:
$0.10 - $0.02575 = $0.07425 per share

MANAGEMENT

Dingshan Zhang - Chief Executive Officer
Na Li - Chief Technology Officer

No compensation has been paid to officers to date.

PLAN OF DISTRIBUTION

The securities will be offered directly by the Company.

The Company does not currently intend to engage an underwriter.

The offering will commence upon qualification by the SEC and will continue for up to twelve (12) months.

SIGNATURES

DING688.COM, INC.

By: ___________________________
Dingshan Zhang
Chief Executive Officer
Date: February 26, 2026